Exhibit 99.1

October 8, 2014

Board of Directors

Chiquita Brands International, Inc.

550 South Caldwell Street

Charlotte, North Carolina 28202

Re: Post-Effective Amendment No. 3 to Registration Statement on Form S-4 of ChiquitaFyffes Limited (File No. 333-195564) (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 25, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Fyffes plc (“Fyffes”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Chiquita Brands International, Inc. (the “Company”) of the merger consideration (as defined in the Registration Statement) pursuant to the Transaction Agreement, dated as of March 10, 2014, as amended by Amendment Number 1, dated as of September 24, 2014, by and among the Company, Fyffes, ChiquitaFyffes Limited (formerly known as Twombly One Limited), CBII Holding Corporation and Chicago Merger Sub, Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement relating to the proposed combination described in the Proxy Statement/Prospectus included in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Chiquita’s Financial Advisors—Goldman Sachs”; “Update to the Combination—Update to Background of the Combination”; “Update to the Combination—Update to Recommendation of the Chiquita Board of Directors and Chiquita’s Reasons for the Combination”; and “Update to the Combination—Update to Opinion of Chiquita’s Financial Advisor”; and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)